Exhibit 10.26

FACILITIES AGREEMENT FOR PROVISION OF

EXTRAORDINARY FACILITIES FOR

HIGH-VOLTAGE DISTRIBUTION SERVICE

PART I

Date of Agreement: 5/24/07

Company:	Customer:

CONSUMERS ENERGY COMPANY	LIBERTY RENEWABLE FUELS, LLC
(Name)

A Michigan Corporation	A Delaware Limited Liability Company

One Energy Plaza	3508 East M-21
(Street and Number)	(Street and Number)

Jackson, MI 49201	Corunna, MI 48817
(City, State and ZIP Code)	(City, State and ZIP Code)
Attention: Manager, Distribution Agreements

Service Location:	1266 E. Washington, Ithaca, MI 48847

Township:	North Star	County: Gratiot

(Section: 5 Town:10 N Range: 2 N)

Service Characteristics:	3 Phase	14,400/ 24,900 Volts

Account #: Requested Completion Date: 7/1/2008

Estimated Cost of Facilities:	$2,525,000

Deposit Subject to Refund:	$2,275,000

Nonrefundable Contribution:	$250,000

Total Estimated Payment:	$2,525,000

Part II, Terms and Conditions, on the reverse side of hereof are a part of this Agreement.

CUSTOMER ACKNOWLEDGES HAVING READ SAID TERMS AND CONDITIONS.

CONSUMERS ENERGY COMPANY		LIBERTY RENEWABLE FUELS, LLC

By	/s/ Paul N. Preketes	By	/s/ Thomas E. Pumford Jr.
	(Signature)		(Signature)

Paul N. Preketes			Thomas E. Pumford Jr.
	(Print or Type Name)		(Print or Type Name)

Title	Senior Vice President for Energy Delivery	Title	Secretary and CFO

PART II

TERMS AND CONDITIONS

1.	Request for Service: The Customer requests Consumers Energy Company (“Consumers”) to provide electric service at the Service Location described in Part I. In order to provide such electric service, it will be necessary for Consumers to install facilities that are considered “Extraordinary.” (See Consumers Schedule of Rates Governing the Sale of Electric Service, hereinafter termed “Rate Schedule”, Rule B10.4.) The general location and type of these facilities are depicted in Part III - Work Order sketch. Base Facilities and Premium Facilities requested by the Customer (or necessitated by the Customer’s request) are identified on the Work Order sketch.

2.	Rate Schedule for Electric Service: This Agreement does not include the providing of electric service. Electric service will be provided at an available rate in accordance with the appropriate Rate Schedule.

3.	Application of Rate Schedule: Except for the special conditions pertaining to deposit and refunds contained in this Agreement due to the nature of the facilities to be provided, this Agreement and the construction and operation of the facilities shall be subject to Rate Schedule, Rule B10.4 and any modifications or replacements thereof as may be applicable, copies of which will be furnished to the Customer upon request.

4.	Extraordinary Facilities: Extraordinary Facilities are either “Base” or “Premium”. Facilities which Consumers designates as “Base Facilities” on the Work Order sketch require a Refundable Deposit by the Customer. Deposits are subject to refund to the Customer as described in Section 6 below. The Refundable Deposit paid by the Customer is equal to Consumers’ cost to install these facilities, including all material, labor, applicable overheads and loadings. Facilities designated as “Premium Facilities” on the Work Order sketch require a Nonrefundable Contribution by the Customer. The Nonrefundable Contribution is equal to Consumers’ cost to install these facilities ($200,000), plus the present worth of the annual ownership charges including, but not limited to property tax, insurance, operation and maintenance ($50,000) over the projected 35 year life of the Premium Facilities.

5.	Payment: The Customer shall pay Consumers the Total Estimated Payment stated in Part I upon the execution of this Agreement, unless otherwise agreed to by the Parties in writing prior to the execution date. The cost estimates provided in Part I of this Agreement are “conceptual estimates” developed before Consumers has begun detailed engineering or design. Consumers shall design and construct these facilities with all reasonable dispatch, upon receipt of the Total Estimated Payment stated in Part I, in accordance with the Payment Schedule identified in Section 22, and any supplemental payment required at a later date. Once Consumers has determined all costs and expenses are accounted for on its books, Consumers will determine its actual costs for the Extraordinary Facilities. If the actual costs differ from the Estimated Cost, Consumers will recalculate the Refundable Deposit and the Nonrefundable Contribution. If the actual costs are less than the Estimated Cost and the payment(s) made by the Customer, Consumers shall refund the difference to the Customer. If the actual costs exceed the Estimated Cost and the total payment(s) made by the Customer, Consumers shall invoice the Customer for the difference and the Customer shall pay such invoice by the due date indicated on the invoice. All payments shall be made and sent to Consumers Energy Company, Attention: Treasurer, One Energy Plaza, Jackson, Michigan 49201.

6.	Deposit Refunds: Consumers shall refund all or a portion of the recalculated Deposit Subject to Refund over a period of five years from the month immediately following (i) the date that Consumers completed construction or (ii) the Requested Completion Date stated in Part I of this Agreement, whichever date is later, in accordance with subsections 6(a) and 6(b) below. Refunds shall not exceed the Deposit Subject to Refund and the deposit shall bear no interest. Calculations of Revenue shall exclude Power Supply Cost Recovery charges, Base Rate Adjustments, surcharges and sales tax. The provisions of this Section 6 shall survive termination or expiration of this Agreement.

a.	Consumers shall refund to the Customer the lesser of (i) twenty percent (20%) of the Deposit Subject to Refund or (ii) twelve and three-tenths percent (12.3%) of the 12-month incremental revenue (excluding PSCR, Base Rate Adjustment, surcharges and sales tax). Refunds shall be made to the Customer within 45 days of the end of the first 12 month period beginning with the last day of the month that was immediately after the month (i) in which Consumers completed construction or (ii) the Requested Completion Date stated in Part I of this Agreement, whichever date is later. Incremental revenue is defined as revenue that exceeds current levels established and can be directly attributed to the investment requested for the Extraordinary Facilities.

b.	Consumers shall retain any portion of the Deposit Subject to Refund remaining at the end of the fifth 12-month period and no further refund(s) will be paid.

7.	Easements and Permits: Consumers shall prepare an easement agreement for all Consumers’ facilities which will be located on the Customer’s premises. The Customer shall execute such easement agreement prior to the start of construction by Consumers. In the event the Extraordinary Facilities include electric facilities not located on the Customer’s premises, the Customer shall be responsible for Consumers’ cost to obtain the necessary easements and / or permits from third parties for installation of such required facilities.

8.	Site and Access: The Customer shall provide on its premises, at no cost to Consumers, a site suitable for Consumers’ electric facilities and driveways necessary to access these facilities. The Customer shall prepare the site and bring it to rough grade as specified by Consumers. Consumers shall be afforded access at all times to its facilities located on the Customer’s premises.

9.	Inability to Perform and Postponement of Construction: Upon execution of this Agreement and compliance in full by the Customer with all conditions to be performed by the Customer as contained herein and in the Rate Schedule, Rule B10.4, Consumers, subject to weather, labor disputes, availability of necessary materials, and any other cause beyond the reasonable control of Consumers, shall construct such facilities so as to make electric service available to the Customer to be served by such facilities on or about the Requested Completion Date stated in Part I. The Customer may elect to delay the installation of the Extraordinary Facilities by Consumers. In such event, the Customer shall provide written notice to Consumers and shall specify the revised date it wishes to have the facilities placed in service. Prior to the resumption of construction, Consumers may require the Customer to (1) execute an amendment to this Agreement reflecting the increased costs arising out of the postponement of construction and (2) pay such additional costs. If the Customer fails to execute such amendment and pay such additional costs within thirty (30) days after presentation of such amendment to the Customer, or if any such postponement of construction continues for more than twelve months, Consumers may, upon notice thereof to the Customer, cancel this Agreement. In the event of such cancellation either by the Customer or by Consumers as aforesaid, Consumers shall refund all payments made to it hereunder by the Customer less payment for work performed and all cancellation expenses incurred to provide service, without interest.

10.	Notices: All notices required hereunder shall be in writing and shall be sent by United States mail or delivered in person to the Parties at their respective addresses as set forth in Part I. Either Party may at any time change the addressee or address to which notices to it are to be mailed or delivered by giving notice of such change to the other party. All Notices shall become effective upon date of issued. Notices sent to Consumers shall be addressed to

Attention: Manager of Distribution Agreements as identified in Part I.

11.	Title to Facilities: The title to the facilities shall vest in Consumers and the Customer shall have no interest therein by reason of any payment under this Agreement.

12.	Operation, Repair and Replacement: Consumers shall operate, maintain and repair the electric facilities according to its standards. Normal operation, maintenance and repair of both Base and Premium Extraordinary Facilities shall be made without additional charge to the Customer. In the event of failure of any of the Premium Extraordinary Facilities covered by this Agreement such that the facility must be replaced, the Customer shall be responsible for the cost of replacement. However, if in the sole judgment of Consumers, the failed Premium Extraordinary Facilities can remain out of service without adversely affecting the service to other customers or the reliability of Consumers’ system, the Customer shall be given the option of paying to replace the failed facilities or resuming service without such facilities. In such event, Consumers shall notify the Customer of the need to replace the Premium Extraordinary Facilities and the estimated expense to the Customer. The Customer shall then notify Consumers in writing within thirty (30) days whether it agrees to pay the expense of the replacement or that it wishes to forgo the replacement and resume service without such facilities. If the Customer forgoes replacing the failed facilities, this Agreement will be subject to termination upon Consumers giving written notice to Customer.

13.	Limitation on High Voltage System Supply: To the extent that the Extraordinary Facilities requested by the Customer are intended to make available an additional source of high voltage supply (“alternate supply”) to the Customer’s service location, Consumers may make its system available for such use, but only on an “as available” basis. Consumers does not guarantee that its high voltage system will be available or have sufficient capacity available to serve the Customer’s electrical needs under all circumstances. Consumers is not reserving “alternate supply” capacity on its high voltage system for the Customer, nor is Consumers charging the Customer for such capacity under this Agreement. However, when Consumers becomes aware that adequate capacity does not exist or will not exist in the future to be able to provide “alternate supply” from its high voltage system to serve the Capacity Reserved by the Customer, Consumers will notify the Customer and discuss with the Customer the improvements required to allow the Customer to continue to be served by an alternate high voltage supply. Any agreements between Consumers and the Customer regarding future improvements to the high voltage system for alternate supply are beyond the scope of this Agreement.

14.	Capacity Reserved: The Capacity Reserved for this Service Location is the quantity (expressed in kW) indicated on the Contract for Electric Service.

15.	Assignment: This Agreement shall not be assigned by the Customer except with the previous written consent of Consumers and any attempted assignment without such consent shall be void.

16.	Entire Agreement: This Agreement supersedes all previous representations, negotiations, understandings or agreements, either written or oral, between the Parties hereto or their representatives pertaining to the subject matter hereof and constitutes the entire agreement of the Parties.

17.	No Third Party Beneficiaries: This Agreement is intended for the benefit of the parties hereto and does not grant any rights to any third parties unless otherwise specifically stated herein.

18.	Force Majeure: Neither Party shall be considered to be in Default with respect to any obligation hereunder other than the obligation to pay money when due, if prevented from fulfilling such obligation by Force Majeure. A Party unable to fulfill any obligation hereunder (other than an obligation to pay money when due) by reason of Force Majeure shall give notice and the full particulars of such Force Majeure to the other Party in writing or by telephone as soon as reasonably possible after the occurrence of the cause relied upon. Telephone notices given pursuant to this article shall be confirmed in writing as soon as reasonably possible and shall specifically state full particulars of the Force Majeure, the time and date when the Force Majeure occurred and when the Force Majeure is reasonably expected to cease. The Party affected shall exercise due diligence to remove such disability with reasonable dispatch, but shall not be required.

to accede or agree to any provision not satisfactory to it in order to settle and terminate a strike or other labor disturbance.

19.	Indemnity: Each Party shall at all times assume all liability for, and shall indemnify and save the other Party harmless from, any and all damages, losses, claims, demands, suits, recoveries, costs, legal fees, and expenses for injury to or death of any person or persons whomsoever occurring on its own system, or for any loss, destruction of or damage to any property of third persons, firms, corporations or other entities occurring on its own system, including environmental harm or damage arising out of or resulting from, either directly or indirectly, its own electric facilities, or arising out of or resulting from, either directly or indirectly, any electric energy furnished to it hereunder after such energy has been delivered to it by such other Party, unless caused by the sole negligence or intentional wrongdoing of the other Party. The provisions of this Section 19 shall survive termination or expiration of this Agreement.

20.	Limitation on Liability: NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES SUCH AS, BUT NOT LIMITED TO, LOST PROFITS, REVENUE OR GOOD WILL, INTEREST, LOSS BY REASON OF SHUTDOWN OR NON-OPERATION OF EQUIPMENT OR MACHINERY, INCREASED EXPENSE OF OPERATION OF EQUIPMENT OR MACHINERY, COST OF PURCHASED OR REPLACEMENT POWER OR SERVICES OR CLAIMS BY CUSTOMERS, WHETHER SUCH LOSS IS BASED ON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21.	Effective Date, Term, and Termination: The Effective Date of this Agreement shall be the date of execution, as identified in Part I, and shall continue in effect until this Agreement is terminated as provided herein. The Agreement may be terminated at any time by mutual agreement of both Parties, or by either Party upon giving the other at least ninety (90) days written notice.

22.	Additional Items:

A. The total estimated payment due under this Agreement is $2,525,000. This will be paid by the customer according to the following schedule:

$500,000 due upon execution of this Agreement

$1,100,000 due on or before 8/1/2007

$925,000 due on or before 1/15/2008

B. This Agreement involves facilities necessary to serve the initial customer load projection of 9.5 MW as provided by Liberty Renewable Fuels, LLC. Subsequent load additions must be preceded by a request to Consumers Energy identifying the amount of load that will be added in MW, along with the estimated power factor. Any additional load shall require review and approval from Consumers Energy before connecting and, such approval may require additional facilities and a separate Facilities Agreement.

C. The Non-Refundable portion of this Agreement ($250,000) covers the incremental costs of installing and maintaining all Premium Facilities, as referred to in Section 4, and identified in the Work Order Sketch in Part III of this Agreement. Part of this is intended to cover the cost differential between the base-level transformer required to serve the projected customer load (10/12.5 MVA) and the premium transformer selected by the customer (12/16/20 MVA), in addition to the cost differential between the protection schemes required for each option. If within the refundable period of this Agreement (as defined in Section 6 above) additional load at the site is submitted for approval and is subsequently approved by Consumers Energy and if these Premium Facilities are determined by Consumers Energy in its sole discretion to be necessary to serve the increased load, then the Premium Facilities will be reclassified as Base Facilities and the appropriate portion (i.e. dollar amount) of the Non-Refundable Contribution will be converted to a Deposit Subject to Refund for the remainder of the original refundable period, subject to the terms and conditions identified in Section 6 above.

Part III

WORK ORDER SKETCH

North Star Substation & 46kV System Work